STOEL RIVES
      _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

      900 SW Fifth Avenue                  Telephone:  (503) 224-3380
      Portland, OR  97204-1268             Facsimile:  (503) 220-2480

                                                                    EXHIBIT 5B



                              October 20, 1995


Northwest Natural Gas Company
One Pacific Square
220 NW Second Avenue
Portland, OR  97209



            We have acted as counsel for Northwest Natural Gas Company (the "Company") in connection with the filing of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, covering 200,000 shares of common stock, $3 1/6 par value of the Company, and an indeterminate amount of interests in the Northwest Natural Gas Company Retirement K Savings Plan (the "Plan").

            The Internal Revenue Service issued its favorable determination letter, dated June 1, 1995 on the Plan covering the 1993 Restatement and Amendment No. 1 to the 1993 Restatement. Subsequent to the issuance of the determination letter, the Company adopted
Amendment No. 2 to the 1993 Restatement of the Plan.

            It is our opinion that the provisions of the Plan amended by Amendment No. 2 are, as amended, in compliance with the applicable requirements of the Employee Retirement Income Security Act of 1974, as amended.

            We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                          Very truly yours,

                                          STOEL RIVES

                                          Stoel Rives